UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

     CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 25, 2009
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

131 South Clark Drive, Tempe, Arizona		85281
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(480) 967-5146

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)(1)	On June 25, 2009, the Board of Directors of Amtech Systems, Inc. (the “Company”) elected Dr. Jeong Mo Hwang as a Director of the Company.

(2)	There are no arrangements or understandings between Dr. Hwang and any other persons pursuant to which Dr. Hwang was selected as a Director.

(3)	Dr. Hwang has been appointed to serve on the Company’s Technology Strategy Committee.

(4)	Dr. Hwang has not had any transactions with the Company or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed.

(5)

Dr. Hwang will receive an annual retainer of $16,000 and fees of $1,800 per Board meeting attended in person, $675 per Board meeting attended telephonically, $675 per Technology Strategy Committee meeting attended in person and $450 per Technology Strategy Committee meeting attended telephonically. Dr. Hwang will receive $100 per hour for work performed by him at the request of and to facilitate the purpose of the Technology Strategy Committee, and $50 per hour for travel time in connection with that work. In addition, under the Company’s Non-Employee Directors Stock Option Plan, Dr. Hwang received a grant of options to purchase 6,000 shares of Common Stock upon election to the Board, and will receive an annual grant of 5,000 shares of Common Stock, or such other number of shares as maybe determined by the Board, upon each re-election to the Board at the Company’s Annual Meeting of Shareholders. The exercise price of the options is $5.01, the closing price of the Company’ Common Stock on June 25, 2009. Each option has a term of ten years and is exercisable in three equal installments commencing on the first anniversary of the date of grant and continuing for the two successive anniversaries thereafter. In the event of disability (as defined in the plan) or death of the Director, all options will remain exercisable for a period of 30 days following the date such person ceased to be a Director, or such other date as may be determined by the Board, but only to the extent such options were exercisable on the date the Director ceased to be a Director.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: June 30, 2009	By:	/s/ Bradley C. Anderson
		Name:	Bradley C. Anderson
		Title:	Vice President and Chief Financial Officer